WENDY E. MILLER, ESQ.

October 7, 2008

United States Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Soap Silly Bath & Body, Inc.

Dear Sir or Madam:

I have acted as special counsel for Soap Silly Bath & Body Inc., a California corporation (the "Company"), in connection with the preparation of the registration statement on Form S-l (the "Registration Statement"), dated October 7, 2008, with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), relating to the offering of up to 1,452,500 shares of the Company's common stock (the "Common Stock") to be sold by certain selling shareholders. Such shares are to be issued under the Registration Statement, and the related Prospectus to be filed with the Commission. The details of the offering are described in the Registration Statement on Form S-l.

I have examined instruments, documents and records, which I deemed relevant and necessary for the basis of my opinion hereinafter expressed. I have done so in light of California Corporations Code, the California constitution and reported judicial decisions interpreting those laws. In such examination, I have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to me as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates I have reviewed. The instruments, document and records I have examined include, among other items, the following:

1.	The Registration Statement dated October 7, 2008;
2.	The Articles of Incorporation of Soap Silly Bath & Body, Inc.;
3.	Corporate Charter of Soap Silly Bath & Body, Inc.;
4.	Initial List of Officers, Directors and Resident Agent of Soap Silly Bath & Body, Inc.;
5.	Bylaws of Soap Silly Bath & Body, Inc.;

2549B Eastbluff Drive #437 Newport Beach, California 92660
Tel: (949) 400-8913 ♦ Fax: (949) 625-8885
Email: wemesq@gmail.com

United States Securities and Exchange Commission
10/7/08

To my knowledge, the Company is not a party to any legal proceedings, there are no known judgments against the Company, nor are there any actions or suits filed or threatened against it or its officers and directors, in their capacities as such, other than as may be set forth in the registration statement. I am not aware of any disputes involving the Company and the Company has no known claim, actions or inquiries from any federal, state or other government agency, other than as may be set forth in the registration statement. I am not aware of any claims against the Company or any reputed claims against it at this time, other than as may be set forth in the registration statement.

The directors and officers of the Company are indemnified against all costs, expenses, judgments and liabilities, including attorney's fees, reasonable incurred by or imposed upon them or any of them in connection with or resulting from any action, suit or proceedings, in which the officer or director is or may be made a party by reason of his being or having been such a director or officer. This indemnification is not exclusive of other rights to which such director or officer may be entitled as a matter of law.

Based on my examination of the documents provided to this office, information received from the Company, analysis of the applicable laws and judicial interpretations of the State of California, I am of the opinion that the 1,452,500 shares of common stock to be sold by the selling shareholders are duly authorized shares and are legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of my name wherever it appears in said Registration Statement, including the Prospectus constituting a part thereof, as originally filed or as subsequently amended or supplemented. In giving such consent, I specifically do not allege to being an "expert" within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Sincerely,
/s/ Wendy E. Miller
Wendy E. Miller, Esq.